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                                                                    EXHIBIT 99.1


RELEASE                     Contact: Peter L. Buzy
NEWS RELEASE                     Chief Financial Officer or
NEWS RELEASE                     Gregg Lampf
                                 Corporate Communications
                                 (410) 740-0081

FOR IMMEDIATE RELEASE:


                     MARTEK ANNOUNCES $20 MILLION FINANCING

COLUMBIA, MD, MARCH 2, 2001 -- Martek Biosciences Corporation (NASDAQ: MATK) today announced that it has completed an approximately $20.0 million financing with a group of institutional investors, many of which are current shareholders of the Company. Under the terms of the financing, Martek sold 1,279,237 shares of its common stock and issued warrants to purchase 319,811 shares of common stock for an aggregate consideration of approximately $20.0 million. The purchase price for the common stock was $15.875 per share. JP Morgan H&Q served as placement agent for this transaction.

The warrants have a five-year term and are exercisable immediately at $19.05 per share, a 20% premium over the common stock purchase price.

The equity capital raised from the sale of these securities will provide Martek with additional resources for the continued development and marketing of the Company's products.

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or an exemption from such registration or qualification is available.

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company's products include: (1) specialty, edible oils for infant formula, nutritional supplements and foods that play a beneficial role in promoting mental and cardiovascular health, and in the eyes and central nervous system in newborns; (2) high value reagents and technologies to visualize molecular interactions for drug discovery and development and; (3) new, powerful fluorescent markers for diagnostics, rapid, miniaturized screening, and gene and protein detection.